TERM NOTE

$ 1,223,203.02	Louisville, Kentucky
November 4, 2011

For Value Received, the undersigned, LY Holdings, LLC, a Kentucky limited liability company, with its main office located at 1901 Eastpoint Parkway, Louisville, Kentucky 40223 (the “Maker”), hereby promises and agrees to pay to the order of Lightyear Network Solutions, Inc., with its main office located at 1901 Eastpoint Parkway, Louisville, Kentucky 40223 (hereinafter the “Payee”), the principal sum equal to One Million Two Hundred Twenty Three Thousand Two Hundred Three Dollars ($1,223,203.02), together with all accrued interest thereon computed and payable in the manner set forth below.  The unpaid principal balance of, and all accrued interest on, this Note, unless sooner paid, shall be due and payable in full on November 4, 2016 (the “Maturity Date”).

From the date of this Note, the outstanding principal balance of this Note, as the same shall exist from time to time, shall bear interest at a rate equal to the one year LIBOR rate plus two percent (2%) per annum.

The obligations under this Note are secured by a security interest in certain assets of the Maker, specifically including the shares of common stock of the Payee.

On the Maturity Date, the Maker shall pay to the Payee (i) the entire outstanding principal balance of this Note plus (ii) all accrued but unpaid interest on this Note.

This Note may be prepaid in whole or in part at any time, without premium or penalty.  Any partial prepayment shall be applied first to accrued interest due and owing on this Note, with the balance being applied to principal; provided, however, no partial prepayment shall postpone the due date of any installment of interest or principal due on this Note unless and until this Note is paid and performed in full.

The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(i)           Maker fails in the timely performance of any term, covenant or condition required to be kept, observed or performed under this Note;

(ii)          the commencement by the Maker of any bankruptcy, insolvency, arrangement, reorganization, receivership, assignment of the benefit of creditors or similar proceedings under any federal or state law; or (ii) the commencement against Maker of any bankruptcy, insolvency, arrangement, reorganization, receivership, assignment for the benefit of creditors or similar proceedings under any federal or state law by creditors of any of Maker, but only if such proceeding is not contested by Maker within ten (10) days and not dismissed or vacated within thirty (30) days of commencement, or any of the actions or relief sought in any such proceeding shall occur or be authorized by the Maker;

(iii)         a Change of Control shall occur with respect to the Maker;

(iv)          Maker shall cease to own at least 50% of the common stock of the Payee currently owned by the Maker as of the date of this Note; and

For purposes of this Note a “Change of Control” shall mean Maker:  (i) is dissolved or ceases to exist; (ii) sells all or substantially all of Maker’s assets; (iii) is a party to a merger or consolidation with another entity; (iv) changes its capital structures; (v) sells or transfers more than 50% of the outstanding membership interests in the Maker; and (vi) changes its corporate name or trade name without prior written notice to Payee.

Upon the occurrence of any Event of Default under this Note, the Payee or any subsequent holder(s) of this Note may, upon written notice or demand, declare all sums of principal and interest evidenced hereby to be accelerated and immediately due and payable in full, and the payee may thereupon exercise all rights and remedies granted and available to it in law or equity.

Upon any Event of Default under this Note, the Maker agrees to pay all costs of collection, and/or costs relating to modifying or further securing the Note, when incurred by the Payee, including, but not limited to, reasonable attorneys’ fees.  If any suit or action is instituted to enforce this Note, the Maker agrees to pay to the Payee, in addition to the costs and disbursements otherwise allowed by law, such sums as may be adjudged reasonable attorneys’ fees, court costs, and all other expenses in collecting or attempting to collect this Note.

This Note shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky.

All installments of principal and/or interest on this Note shall be paid to the Payee in immediately available funds at the address above or to such other person or at such other place as may be designated in writing by Payee from time to time.

The invalidity or unenforceability of any provision of this Note in general or in any particular circumstance shall not affect the validity or enforceability of any one or more of the other provisions of this Note or the validity of such provision as applied to any other circumstance.  The Maker agrees that this Note and all provisions hereof shall be interpreted so as to give effect and validity to all the provisions hereof to the fullest extent permitted by law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

In Witness Whereof, the Maker has made and delivered this Note to the Payee as of the day, month, and year first above written.

LY Holdings, LLC

By:	/s/ W. Brent Rice
W. Brent Rice
Authorized Party

(“Maker”)

S-1